                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-63082


            Prospectus Supplement to Prospectus dated June 25, 2001.

                                  E700,000,000
                         THE GOLDMAN SACHS GROUP, INC.
                             4.125% Notes due 2008
[GOLDMAN SACHS LOGO]
                            ------------------------

     The Goldman Sachs Group, Inc. will pay interest on the notes on February 6 of each year. The first such payment will be made on February 6, 2004. If Goldman Sachs becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem the notes before their respective stated maturities at a price equal to 100% of the principal amount redeemed plus accrued interest to the applicable redemption date.

     Application has been made to list the notes on the Luxembourg Stock
Exchange.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                              Per Note       Total
                                                              --------       -----
Initial public offering price...............................   99.558%    E696,906,000
Underwriting discount.......................................    0.350%    E  2,450,000
Proceeds, before expenses, to Goldman Sachs.................   99.208%    E694,456,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from February 6, 2003 and must be paid by the purchaser if the notes are delivered after February 6, 2003.
                            ------------------------

     The underwriters expect to deliver the notes in book-entry form on February 6, 2003 through the facilities of Euroclear and Clearstream, Luxembourg against payment in immediately available funds in euro.

     The underwriters intend to offer the notes for sale primarily in Europe. Goldman Sachs International, acting through Goldman, Sachs & Co., as its U.S. selling agent, and the other underwriters, acting through their U.S. affiliates or other U.S. broker-dealers, may also offer the notes in the United States.

     Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs International, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in the notes after their initial sale and unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

                          GOLDMAN SACHS INTERNATIONAL

ABN AMRO                                                BANC OF AMERICA SECURITIES LIMITED
BANCA IMI                                                                         BANK ONE
BCP INVESTIMENTO                                                               BNP PARIBAS
COMMERZBANK SECURITIES                                                     CREDIT LYONNAIS
DAIWA SECURITIES SMBC EUROPE LIMITED                                           DANSKE BANK
DEUTSCHE BANK                                                                   DZ BANK AG
HSBC                                                              HVB CORPORATES & MARKETS
ING                                                                               JPMORGAN
NORDEA                                                              RABOBANK INTERNATIONAL
THE ROYAL BANK OF SCOTLAND                       WACHOVIA SECURITIES INTERNATIONAL LIMITED
WESTLB AG

                            ------------------------

                 Prospectus Supplement dated January 23, 2003.

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of any offer to buy the notes offered in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of the notes offered hereby in the United Kingdom. All applicable provisions of the Financial Services and Markets Act 2000 and Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the notes offered hereby, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".

     In connection with the offering, Goldman Sachs International, or any person acting for it, may effect transactions which stabilize or maintain the market price of the securities offered hereby at a level above that which might otherwise prevail in the open market. Such transactions may be effected in the over-the-counter market or otherwise. Such stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

     Unless otherwise indicated, when we use the terms "Goldman Sachs", "we", "our" and "us", we mean The Goldman Sachs Group, Inc. and its consolidated subsidiaries.

     For your convenience, this prospectus supplement contains translations of certain euro amounts into U.S. dollars. Such dollar amounts have been translated from euro at the rate of E1.00 = U.S.$1.0767, the noon buying rate in New York City for cable transfers in euro as announced by the Federal Reserve Bank of New York for customs purposes on January 23, 2003.

                             AVAILABLE INFORMATION

     The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We have filed registration statements on Form S-3 with the SEC relating to the securities covered by this prospectus supplement. This prospectus supplement and the attached prospectus are part of the registration statements and do not contain all of the information in the registration statements. Whenever a reference is made in this prospectus supplement or the attached prospectus to a contract or other document of Goldman Sachs, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statements for a copy of the contract or other document. You may review a copy of the registration statements at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

     The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

     The Goldman Sachs Group, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC:

         (1) Annual Report on Form 10-K for the fiscal year ended November 30, 2001 (File No. 001-14965);

         (2) Quarterly Report on Form 10-Q for the quarter ended February 22, 2002 (File No. 001-14965);

         (3) Quarterly Report on Form 10-Q for the quarter ended May 31, 2002 (File No. 001-14965);

         (4) Quarterly Report on Form 10-Q for the quarter ended August 30, 2002 (File No. 001-14965);

         (5) Current Report on Form 8-K, dated March 19, 2002 (File No. 001-14965);

         (6) Current Report on Form 8-K, dated June 20, 2002 (File No.
             001-14965);

         (7) Current Report on Form 8-K, dated September 24, 2002 (File No. 001-14965);

         (8) Current Report on Form 8-K, dated December 19, 2002 (File No. 001-14965);

         (9) Current Report on Form 8-K, dated December 23, 2002 (File No. 001-14965);

        (10) Current Report on Form 8-K, dated January 15, 2003 (File No. 001-14965);

        (11) The description of common stock contained in the Registration Statement on Form 8-A, dated April 27, 1999 (File No. 001-14965), of The Goldman Sachs Group, Inc., filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

        (12) All documents filed by The Goldman Sachs Group, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 10 Hanover Square, New York, New York 10005, telephone (212) 902-0300. In addition, such documents will be available free of charge from the principal office in Luxembourg of Dexia Banque Internationale a Luxembourg, societe anonyme, in its capacity as Luxembourg listing agent.

                                 GOLDMAN SACHS

     Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

    THREE MONTHS ENDED            NINE MONTHS ENDED              YEAR ENDED
      AUGUST 30, 2002              AUGUST 30, 2002            NOVEMBER 30, 2001
    ------------------            -----------------           -----------------
           1.35x                        1.37x                       1.24x

     For purposes of computing the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense.

     See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for the ratio of earnings to fixed charges for the years ended November 29, 1996 through November 24, 2000.

                                USE OF PROCEEDS

     We will receive net proceeds from the sale of the notes of approximately $747.6 million, after deducting the underwriting discounts and estimated expenses payable by The Goldman Sachs Group, Inc. We intend to use these net proceeds to provide additional funds for our operations and for other general corporate purposes.

     We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We have not received, and do not expect to receive, any proceeds from resales of the notes by Goldman Sachs International, Goldman, Sachs & Co. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us.

                          SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled "Specific Terms of the Notes", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to "holders" mean those who have notes registered in their own names, on the books that we or the trustee maintains for this purpose, and not indirect owners who own beneficial interests in notes through participants in Euroclear or Clearstream, Luxembourg, or in notes registered in street name. Please review the special considerations that apply to indirect owners in the attached prospectus, under "Legal Ownership and Book-Entry Issuance".

     The notes will be a series of senior debt securities issued under our senior debt indenture, dated May 19, 1999 between us and The Bank of New York, as Trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in "Description of Debt Securities We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

                               TERMS OF THE NOTES

     The specific terms of the notes we are offering will be as follows:

- TITLE OF THE NOTES:  4.125% Notes due 2008

- ISSUER OF THE NOTES:  The Goldman Sachs Group, Inc.

- TOTAL PRINCIPAL AMOUNT BEING ISSUED:  E700,000,000

- DELIVERY:  Expected on February 6, 2003

- DUE DATE FOR PRINCIPAL:  February 6, 2008

- DENOMINATION: in euro, in denominations of E1,000, and integral multiples of E1,000

- DENOMINATION OF PAYMENTS: Payments of interest and principal on the notes will be made in euro, except in limited circumstances as described in "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities" in the attached prospectus.

  An investment in a non-U.S. dollar security may present currency related risks as described in "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" in the attached prospectus.

- RANKING: The notes will constitute part of our senior debt and will rank equally, as to our creditors, with all of our other unsecured, unguaranteed and unsubordinated debt.

- INTEREST RATE:  4.125% annually

- DATE INTEREST STARTS ACCRUING:  February 6, 2003

- DUE DATES FOR INTEREST:  every February 6

- FIRST DUE DATE FOR INTEREST:  February 6, 2004

- REGULAR RECORD DATES FOR INTEREST:  every January 22

- EXCHANGE RATE AGENT: Holders will not be entitled to receive payments on the notes in any currency other than euro, except that, if euro are unavailable for a payment due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in euro by making the payment in U.S. dollars, on the basis of the exchange rate determined by Goldman Sachs International, as exchange agent, in its discretion. We may change the exchange rate agent from time to time after the original issue date of the notes without your consent and without notifying you of the change. See "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities -- How We Will Make Payments Due in Other Currencies".

- DEFEASANCE: The notes are subject to defeasance and covenant defeasance by us if certain conditions are satisfied, as set forth in the section titled "Description of Debt Securities We May Offer" in the attached prospectus.

- ADDITIONAL AMOUNTS: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under " -- Payment of Additional Amounts".

- REDEMPTION: We will not have the option to redeem the notes before they mature, unless we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described below under "-- When We Can Redeem the Notes".

- REPAYMENT AT OPTION OF HOLDER:  none

                     ADDITIONAL INFORMATION ABOUT THE NOTES

BOOK-ENTRY SYSTEM

     We will issue the notes as global notes registered in the name of a nominee of a common depositary for Clearstream Banking, societe anonyme (Clearstream, Luxembourg), and Euroclear Bank S.A./N.V., as operator of the Euroclear system (Euroclear). Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the Clearstream, Luxembourg and Euroclear systems. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Euroclear and Clearstream, Luxembourg. The initial common depositary for Clearstream, Luxembourg and Euroclear will be The Bank of New York, and The Depository Trust Company will not be the depositary for the notes.

     The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Euroclear and Clearstream, Luxembourg participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro.

     Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

     The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor's interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

     Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

     Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

CERTIFICATED NOTES

     We will issue notes to you or your nominees, in fully certificated registered form, only if (1) we advise the trustee in writing that the depositary is no longer willing or able to discharge its responsibilities properly, and the trustee or we are unable to locate a qualified successor within 60 days; (2) an event of default has occurred and is continuing under the indenture; or (3) we, at our option, elect to terminate the book-entry system. If any of the three above events occurs, the trustee will reissue the notes in fully certificated, registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

     In the event individual certificates for the notes are issued, the holders of such notes will be able to receive payment on the notes, effect transfers and exchanges of the notes and replace lost, stolen, destroyed or mutilated notes at the offices of the Luxembourg paying agent. We have appointed Dexia Banque Internationale a Luxembourg societe anonyme as paying agent in Luxembourg with respect to the notes in individual certificated form, and as long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent in Luxembourg. If we add, replace or terminate a paying agent or trustee, we will give notice in the manner described below under "-- Notices".

     Unless and until we issue the notes in fully certificated, registered form,
(1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying prospectus to action by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

NOTICES

     The trustee will mail notices by first class mail, postage prepaid, to each registered holder's last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.

     In addition, if the notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange require notice~ by publication, the trustee will publish notices regarding the notes in a daily newspaper of general circulation in Luxembourg. We expect that this newspaper will be the Luxemburger Wort. If publication in Luxembourg is not practical, the trustee will publish these notices elsewhere in Europe. Published notices will be deemed to have been given on the date they are published. If publication as described above becomes impossible, then the trustee may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

                         PAYMENT OF ADDITIONAL AMOUNTS

     We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to do so on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this subsection.

     We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term "United States alien" means any person who, for U.S. federal income tax purposes, is:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

     - a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

     If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment we mean the amount we or our paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.

     Our obligation to pay additional amounts is subject to several important exceptions, however. We will NOT pay additional amounts for or on account of any of the following:

     - any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner -- or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership -- and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner -- or the fiduciary, settlor, beneficiary or member -- at any time, for U.S. federal income tax purposes:

        -- is or was a citizen or resident or is or was treated as a resident of the United States;

        -- is or was present in the United States;

        -- is or was engaged in a trade or business in the United States;

        -- has or had a permanent establishment in the United States;

        -- is or was a domestic or foreign personal holding company, a passive foreign investment company or a controlled foreign corporation;

        -- is or was a corporation that accumulates earnings to avoid U.S.
           federal income tax; or

        -- is or was a "ten percent shareholder" of The Goldman Sachs Group, Inc.;

     - any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

     - any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the notes;

     - any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include us) and would not be imposed if made by another paying agent;

     - where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, such directive;

     - by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the note to another paying agent in a Member State of the European Union; or

     - any combination of the taxes, assessments or other governmental charges described above.

In addition, we will not pay additional amounts with respect to any payment of principal or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for this purpose.

     When we refer to a "U.S. taxing authority" in the discussion of additional amounts above and in the discussion of redemption for tax reasons below, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the "United States", we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.

     When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable as described above in respect of that payment.

                          WHEN WE CAN REDEEM THE NOTES

     We will not be permitted to redeem the notes before their stated maturity, except as described below. The notes will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.

     We will be entitled, at our option, to redeem the outstanding notes in whole and not in part if at any time we become obligated to pay additional amounts on any notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after January 23, 2003. If we redeem the notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued interest to the redemption date. If we do not redeem the notes, we will pay 100% of the principal amount of the notes at maturity.

     If we become entitled to redeem the notes, we may do so at any time on a redemption date of our choice. However, we must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described above under "Additional Information About the Notes -- Notices".

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman Sachs International and Goldman, Sachs & Co. to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our subsidiaries purchase may, at our discretion, be held, resold or cancelled.

                                 CAPITALIZATION

     All of the financial information below is taken from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended August 30, 2002 filed with the SEC and incorporated by reference herein. The following table sets forth (i) our unaudited capitalization as of August 30, 2002 and (ii) such capitalization as adjusted to give effect to the issuance and sale of the notes offered hereby and the application of the proceeds therefrom. The table below does not reflect adjustments for any transaction since August 30, 2002, other than the issuance and sale of the notes offered hereby(1).

                                                                   AS OF
                                                              AUGUST 30, 2002   AS ADJUSTED
                                                              ---------------   -----------
                                                                   (U.S.$ IN MILLIONS)
                                                                       (UNAUDITED)
Short-term borrowings, including commercial paper...........      40,034          40,034
Long-term borrowings........................................      37,762          38,512
Shareholder's Equity(2).....................................      18,844          18,844
                                                                  ------          ------
Total.......................................................      96,640          97,390
                                                                  ======          ======

---------------
(1) Other than as may be disclosed herein or in the documents incorporated by reference herein, there has been no material change in the capitalization of The Goldman Sachs Group, Inc. since August 30, 2002.

(2) The following table describes the share capital of The Goldman Sachs Group, Inc. as at August 30, 2002:

                                                                     AS OF
                                                                AUGUST 30, 2002
                                                              -------------------
                                                              (U.S.$ IN MILLIONS,
                                                               EXCEPT SHARE AND
                                                              PER SHARE AMOUNTS)
SHAREHOLDERS' EQUITY
Preferred stock, par value $0.01 per share; 150,000,000
  shares authorized, no shares issued and outstanding.......            --
Common stock, par value $0.01 per share; 4,000,000,000
  shares authorized, 499,017,511 and 489,964,838 shares
  issued as of November 2001 and November 2000,
  respectively, and 476,228,933 and 483,474,693 shares
  outstanding as of November 2001 and November 2000,
  respectively..............................................             5
Restricted stock units......................................         3,195
Nonvoting common stock, par value $0.01 per share;
  200,000,000 shares authorized, no shares issued and
  outstanding...............................................            --
Additional paid-in capital..................................        12,739
Retained earnings...........................................         6,811
Unearned compensation.......................................          (702)
Accumulated other comprehensive loss........................           (86)
Treasury stock, at costs, par value $0.01 per share;
  22,788,578 and 6,490,145 shares as of November 2001 and
  November 2000, respectively...............................        (3,118)
                                                                    ------
TOTAL SHAREHOLDERS' EQUITY..................................        18,844
                                                                    ======

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

  This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) proposing to invest in the notes.

     The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; government plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

     The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective trusts, or under another available exemption. The assets of a plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a plan or a government plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a government plan, under any similar applicable law or regulation).

     If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

                                    EXPERTS

     The financial statements of Goldman Sachs as of November 30, 2001 and November 24, 2000 and for each of the three years in the period ended November 30, 2001 incorporated by reference in this prospectus supplement and the financial statement schedule incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The historical income statement, balance sheet and common share data set forth in "Selected Consolidated Financial Data" for each of the five fiscal years in the period ended November 30, 2001 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 22, 2002 and for the three months ended February 23, 2001 incorporated by reference in this prospectus supplement, the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three and six months ended May 31, 2002 and for the three and six months ended May 25, 2001 incorporated by reference in this prospectus supplement and the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three and nine months ended August 30, 2002 and for the three and nine months ended August 31, 2001 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 2, 2002, July 9, 2002 and October 10, 2002 incorporated by reference herein state that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because these reports are not "reports" or a "part" of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                  UNDERWRITING

     The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                              Principal Amount
                        Underwriters                              of Notes
                        ------------                          ----------------
Goldman Sachs International.................................    E553,000,000
ABN AMRO Bank N.V...........................................       7,000,000
Banca IMI S.p.A.............................................       7,000,000
Banco Comercial Portugues de Investimento acting through its
  offshore branch in Madeira................................       7,000,000
Banc of America Securities Limited..........................       7,000,000
Bank One Europe Limited.....................................       7,000,000
Banque Bruxelles Lambert S.A./Bank Brussel Lambert N.V......       7,000,000
Bayerische Hypo- und Vereinsbank AG.........................       7,000,000
BNP Paribas.................................................       7,000,000
Commerzbank Aktiengesellschaft..............................       7,000,000
Cooperative Centrale Raiffeisen-Boerenleenbank B.A.
  (Rabobank International)..................................       7,000,000
Credit Lyonnais.............................................       7,000,000
Daiwa Securities SMBC Europe Limited........................       7,000,000
Danske Bank A/S.............................................       7,000,000
Deutsche Bank AG London.....................................       7,000,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt
  am Main...................................................       7,000,000
HSBC Bank plc...............................................       7,000,000
J.P. Morgan Securities Ltd..................................       7,000,000
Nordea Bank Danmark A/S.....................................       7,000,000
The Royal Bank of Scotland plc..............................       7,000,000
Wachovia Securities International Limited...................       7,000,000
WestLB AG...................................................       7,000,000
                                                                ------------
          Total.............................................    E700,000,000
                                                                ============

                            ------------------------

     The purchase price of the notes payable by the underwriters represents the offering price of 99.558% of the principal amount thereof (plus any accrued interest) less a combined commission of 0.350% of such principal amount.

     No underwriter, nor any of their affiliates, may offer or sell the notes at a price that is less than 99.558% of the principal amount of those notes, until the specified time notified to such parties by Goldman Sachs International. After the notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

     The underwriters intend to offer the notes for sale primarily in Europe. Goldman Sachs International, acting through Goldman, Sachs & Co., as its U.S. selling agent, and the other underwriters, acting through their respective U.S. affiliates or other U.S. broker-dealers, may also offer the notes for sale in the United States.

     The notes are a new issue of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Goldman Sachs International and Goldman, Sachs & Co. that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman Sachs International, Goldman, Sachs & Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. Application has been made to list the notes on the Luxembourg Stock Exchange; however, no assurance can be given as to the liquidity or the trading market for the notes.

     In connection with this offering, Goldman Sachs International, or any person acting for it, may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman Sachs International, or any person acting for it, of a greater principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

     Goldman Sachs International, or any person acting for it, also may impose a penalty bid. This occurs when a particular underwriter repays to Goldman Sachs International a portion of the underwriting discount received by it because Goldman Sachs International has repurchased notes sold by or for the account of that underwriter in stabilizing or short-covering transactions.

     These activities by Goldman Sachs International, or any person acting for it, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by Goldman Sachs International at any time and must be brought to an end after a limited period. These transactions may occur in the over-the-counter market or otherwise.

     Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     None of the underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     The Goldman Sachs Group, Inc. estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, whether paid to Goldman Sachs International or any other underwriter, will be approximately $144,000.

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

     This prospectus supplement may be used by U.S. affiliates of the underwriters and other U.S. broker-dealers in connection with offers and sales of notes to persons located in the United States. These offers and sales may involve notes initially sold by the underwriters in this offering outside the United States.

     Each underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the issue date of such notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc. and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     Each underwriter has represented and agreed that it will not offer, sell, transfer or deliver the notes in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and will not distribute or circulate this prospectus supplement, the accompanying prospectus or any other document in respect of the offering in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     The Goldman Sachs Group, Inc. has applied to list these notes on the Luxembourg Stock Exchange in accordance with the rules thereof but cannot assure you that these notes will be approved for listing.

                        LISTING AND GENERAL INFORMATION

     Resolutions of the board of directors of The Goldman Sachs Group, Inc. dated January 16, 2003 and the Determination of the Treasurer of the Goldman Sachs Group, Inc. dated September 19, 2001 authorize the issuance of the notes.

     Euroclear and Clearstream, Luxembourg have accepted the notes for clearance through their systems. The Common Code is 016193950 and the ISIN is XS0161939508.

     The Goldman Sachs Group, Inc. has applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules thereof. Prior to the listing, a legal notice relating to the notes with The Goldman Sachs Group, Inc.'s certificate of incorporation and by-laws will be registered with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies may be obtained upon request.

     As long as the notes are listed on the Luxembourg Stock Exchange, The Goldman Sachs Group, Inc. will maintain a paying agent and transfer agent in Luxembourg. The initial paying agent, transfer agent and listing agent in Luxembourg is Dexia Banque Internationale a Luxembourg societe anonyme.

     As long as any notes remain outstanding, you may obtain copies of our certificate of incorporation, by-laws and most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K during normal business hours on any weekday (except Saturdays, Sundays and public holidays) at the specified office of, or upon written request to, the trustee and, as long as the notes are listed on the Luxembourg Stock Exchange and its rules require, free of charge at the office of the listing agent in Luxembourg. In addition, a copy of the indenture will be available for inspection at those offices during those hours.

     There has been no material adverse change in the consolidated financial position of The Goldman Sachs Group, Inc. and its consolidated subsidiaries taken as a whole since November 30, 2001, except as disclosed or contemplated in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference herein.

     Neither The Goldman Sachs Group, Inc. nor any of its subsidiaries is a party to any litigation that, in The Goldman Sachs Group, Inc.'s judgment, is material in the context of the issue of the notes, except as disclosed or contemplated in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference herein.

     The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement or the accompanying prospectus.

     This prospectus supplement and the accompanying prospectus may be used only for the purposes for which they were published. This prospectus supplement and the accompanying prospectus together represent an offer to sell the notes but only under circumstances and in jurisdictions where it is lawful to do so.

     You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus in connection with the issue or sale of the notes, and if given or made, such information or representations must not be relied upon as having been authorized by The Goldman Sachs Group, Inc. or the underwriters. Neither the delivery of this prospectus supplement nor the delivery of the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in affairs of The Goldman Sachs Group, Inc. since the date on the cover of this prospectus supplement.

                    PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

                         The Goldman Sachs Group, Inc.
                                85 Broad Street
                            New York, New York 10004

                      TRUSTEE, REGISTRAR, TRANSFER AGENT,
                  PRINCIPAL PAYING AGENT AND CALCULATION AGENT

                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

          LISTING AGENT, TRANSFER AGENT AND PAYING AGENT IN LUXEMBOURG

            Dexia Banque Internationale a Luxembourg societe anonyme
                                69, route d'Esch
                               L-1470 Luxembourg

                                 LEGAL ADVISORS

           TO THE ISSUER                       TO THE UNDERWRITERS
     Associate General Counsel               Sullivan & Cromwell LLP
   The Goldman Sachs Group, Inc.                125 Broad Street
          85 Broad Street                   New York, New York 10004
     New York, New York 10004

                            INDEPENDENT ACCOUNTANTS
                                 FOR THE ISSUER

                           PricewaterhouseCoopers LLP
                          1177 Avenue of the Americas
                            New York, New York 10036

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                             Page
                                             ----
              Prospectus Supplement
Available Information......................   S-2
Goldman Sachs..............................   S-4
Ratio of Earnings to Fixed Charges.........   S-4
Use of Proceeds............................   S-4
Specific Terms of the Notes................   S-5
Capitalization.............................  S-11
Employee Retirement Income Security Act....  S-12
Validity of the Notes......................  S-12
Experts....................................  S-13
Underwriting...............................  S-14
Listing and General Information............  S-17

                   Prospectus
Available Information......................     2
Prospectus Summary.........................     4
Ratio of Earnings to Fixed Charges.........     7
Description of Debt Securities We May
  Offer....................................     8
Description of Warrants We May Offer.......    31
Description of Purchase Contracts We May
  Offer....................................    49
Description of Units We May Offer..........    54
Description of Preferred Stock We May
  Offer....................................    60
Description of Capital Stock...............    67
Legal Ownership and Book-Entry Issuance....    73
Considerations Relating to Securities
  Issued in Bearer Form....................    79
Considerations Relating to Indexed
  Securities...............................    83
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency.................    86
United States Taxation.....................    89
Plan of Distribution.......................   109
Employee Retirement Income Security
  Act......................................   111
Validity of the Securities.................   112
Experts....................................   112
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform Act
  of 1995..................................   113

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                  E700,000,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                             4.125% Notes due 2008
                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                          GOLDMAN SACHS INTERNATIONAL

                                    ABN AMRO
                       BANC OF AMERICA SECURITIES LIMITED
                                   BANCA IMI
                                    BANK ONE
                                BCP INVESTIMENTO
                                  BNP PARIBAS
                             COMMERZBANK SECURITIES
                                CREDIT LYONNAIS
                      DAIWA SECURITIES SMBC EUROPE LIMITED
                                  DANSKE BANK
                                 DEUTSCHE BANK
                                   DZ BANK AG
                                      HSBC
                            HVB CORPORATES & MARKETS
                                      ING
                                    JPMORGAN
                                     NORDEA
                             RABOBANK INTERNATIONAL
                           THE ROYAL BANK OF SCOTLAND
                   WACHOVIA SECURITIES INTERNATIONAL LIMITED
                                   WESTLB AG

            -------------------------------------------------------
            -------------------------------------------------------